UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): April 24, 2015

Emerson Electric Co.
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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------------- (State or Other Jurisdiction of Incorporation)	1-278 ------------------- (Commission File Number)	43-0259330 --------------------------- (I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri ------------------------------------------------ (Address of Principal Executive Offices)	63136 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 553-2000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The information contained in the first paragraph under "March 2015 Orders Comments" below is hereby incorporated by reference into this item 2.02.

Item 7.01 Regulation FD Disclosure

The following information is furnished pursuant to Regulation FD.

Emerson 3-Month Orders Growth
(Percentage change versus prior year; trailing 3-month averages, excluding acquisitions and divestitures, including currency translation)

	January '15	February '15	March '15
Process Management	-10 to -5	-15 to -10	-20 to -15
Industrial Automation	-10	-15 to -10	-15 to -10
Network Power	-10	-15 to -10	-20 to -15
Climate Technologies	-5 to 0	-5 to 0	-10 to -5
Commercial & Residential Solutions	0 to +5	0 to +5	-5 to 0
Total Emerson	-10 to -5	-10	-15 to -10

March 2015 Orders Comments

Trailing three-month orders decreased double digits, reflecting the drop in oil prices, a global slowdown in capital spending, most notably in energy-related markets, and significant strength in the U.S. dollar, which deducted 7 percentage points through currency translation. European markets have recently shown some signs of improvement as a result of the weaker Euro. Underlying orders were down high single digits reflecting slow market conditions in all segments. Underlying sales for the second quarter will be flat compared to prior year, excluding unfavorable currency of 5 percent and an impact from divestitures of 2 percent. Reported GAAP sales for the second quarter will be down 7 percent. These results are in line with our commentary from the February orders release. We expect to increase full year restructuring spending to approximately $140 million. An update on fiscal year 2015 guidance will be provided during the Company's May 5th conference call.

Process Management orders trends continued to reflect the impact of lower oil prices and unfavorable currency translation, which deducted 9 percentage points, including backlog revaluation. Underlying orders decreased as growth in Middle East/Africa was more than offset by declines in other regions.

Industrial Automation orders were down, reflecting weakness in industrial spending, upstream oil and gas, Europe, and unfavorable currency. Underlying orders were also down, as weakness in electrical distribution, power generation, and motors and drives more than offset growth in the materials joining and fluid automation businesses. Currency translation deducted 8 percentage points.

Network Power orders decreased as underlying global demand for data center infrastructure and telecommunications investment remained weak. Currency translation deducted 6 percentage points.

Climate Technologies orders were down as U.S. HVAC customers continue to work through pre-built inventory driven by regulatory changes for residential air conditioning effective January 1, 2015. Underlying orders were down moderately, with strong growth in Asia offset by decreases in North America and Europe. Currency translation deducted 3 percentage points.

Commercial & Residential Solutions orders decreased modestly. Growth in the food waste disposers business was more than offset by decreases in professional tools. Currency translation deducted 2 percentage points.

Upcoming Investor Events

On Tuesday, May 5, 2015, Emerson will report second quarter 2015 results. Management will discuss the results during a conference call at 2:00 p.m ET the same day. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.

On Wednesday, May 20, 2015, Emerson Chairman and Chief Executive Officer David Farr will present at the Electrical Products Group Conference in Longboat Key, Florida, at 10:45 a.m. ET. The presentation will be posted on Emerson's website at www.emerson.com/financial at the time of the event and remain for approximately three months.

On Thursday, May 28, 2015, Emerson Chairman and Chief Executive Officer David Farr will present at the Sanford C. Bernstein Strategic Decisions Conference in New York City, at 8:00 a.m. ET.

Forward-Looking and Cautionary Statements

Statements in this Current Report on Form 8-K that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

Non-GAAP Financial Measures

This Current Report on Form 8-K contains non-GAAP financial measures as such term is defined in Regulation G under the rules of the Securities and Exchange Commission. While the Company believes these non-GAAP measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similarly titled measures presented by other companies. The reasons management believes that these non-GAAP financial measures provide useful information are set forth in the Company's most recent Form 10-K filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date:	April 24, 2015	By:	/s/ John G. Shively
John G. Shively Vice President and Assistant Secretary